EPR Properties Elects John Case as New Board Member

Kansas City, MO, February 21, 2023 – EPR Properties (NYSE: EPR) today announced that John P. Case III has been elected to its Board of Trustees.

Mr. Case has been a Partner and Senior Advisor for the Ares Net Lease strategy on a part time basis since 2021. Prior to joining Ares, Mr. Case was CEO, President and Director of Realty Income Corporation. Additionally, Mr. Case served on the Board of Directors of Duke Realty Corporation before it was acquired by Prologis, Inc. Mr. Case also served as Chief Investment Officer and chaired the Investment Committee of Realty Income. He has served on the Executive Board of the National Association of Real Estate Investment Trusts as well as on The Real Estate Roundtable. Prior to joining Realty Income, Mr. Case served for 19 years as a New York-based real estate investment banker, where he was responsible for more than $100 billion in real estate capital markets and advisory transactions.

“John brings deep management, financial and REIT expertise to our Board, particularly his experience leading Realty Income, the largest public net lease REIT,” said Greg Silvers, Chairman and CEO of EPR Properties. “We are excited to add John to our Board and look forward to tapping into his experience and perspectives as we continue building the leading diversified experiential REIT.”

The election of Mr. Case is in anticipation of Jack Newman’s retirement from the Board at this year’s annual meeting of shareholders in accordance with the Company’s trustee age limit policy under its Company Governance Guidelines.

“The Company is grateful for the years of dedicated service provided by Jack,” said Mr. Silvers, “Jack has provided a diligent and independent voice in board meetings that has contributed to our ongoing success. As chair of our Audit Committee, his leadership has ensured that our reporting and accounting practices have been conducted at the highest professional and ethical manner.”

About EPR Properties
EPR Properties (NYSE:EPR) is the leading diversified experiential net lease real estate investment trust (REIT), specializing in select enduring experiential properties in the real estate industry. We focus on real estate venues which create value by facilitating out of home leisure and recreation experiences where consumers choose to spend their discretionary time and money. We have total assets of approximately $5.8 billion (after accumulated depreciation of approximately $1.3 billion) across 44 states. We adhere to rigorous underwriting and investing criteria centered on key industry, property and tenant level cash flow standards. We believe our focused approach provides a competitive advantage and the potential for stable and attractive returns. Further information is available at www.eprkc.com.

EPR Properties
Brian Moriarty
Vice President, Corporate Communications
brianm@eprkc.com | 816-472-1700